Vertex Energy 8k

Exhibit 99.1

VERTEX ENERGY ANNOUNCES RETIREMENT OF CHIEF OPERATING OFFICER, JAMES RHAME

HOUSTON – July 17, 2024 – Vertex Energy, Inc. (NASDAQ:VTNR) ("Vertex" or the "Company"), a leading specialty refiner and marketer of high-quality refined products, today announced that Mr. James Rhame will be retiring as Chief Operating Officer (COO) effective July 25th, 2024. Mr. Rhame has agreed to continue supporting Vertex in a consulting role through the end of 2024. Upon Mr. Rhame’s retirement, Mr. Doug Haugh, Vertex’s Chief Commercial Officer, will also assume the role of interim Chief Operating Officer.

Benjamin P. Cowart, President and CEO of Vertex, stated, “In 2022, we invited James to join our team and assist with the acquisition and transition of our refinery located in Mobile, Alabama, aware that he was planning to retire within a couple of years. Throughout this time, James has played a pivotal role in developing the talent and expertise to safely and effectively embed the Mobile, Alabama refinery into Vertex’s asset footprint. His guidance has been invaluable, and we look forward to his continued contributions in his new role as a consultant.”

Mr. Haugh brings extensive experience and a proven track record in leading both commercial and operational functions. “James’s commitments to safety and operational excellence have set an incredible example for all of us at Vertex and I am honored to continue his work advancing Vertex toward its strategic initiatives,” said Mr. Haugh. “We are committed to a seamless transition and maintaining our momentum as a reliable producer of refined products on the Gulf Coast.”

ABOUT VERTEX ENERGY

Vertex Energy is a leading energy transition company that specializes in producing high-quality refined products. The Company’s innovative solutions are designed to enhance the performance of its customers and partners while also prioritizing sustainability, safety, and operational excellence. With a commitment to providing superior products and services, Vertex Energy is dedicated to shaping the future of the energy industry.

INVESTOR CONTACT

IR@vertexenergy.com